Exhibit 99.1

October 29, 2025

John C. Malone to Transition to Chairman Emeritus of Liberty Media Corporation

Robert R. Bennett to Succeed Malone as Chairman of Board of Directors

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (“Liberty Media”) (Nasdaq: FWONA, FWONK, LLYVA, LLYVK) today announced that, effective January 1, 2026, long-standing Chairman of the Board, John C. Malone, will step down from the board of directors (the “Board”) and transition to the role of Chairman Emeritus of Liberty Media. Vice Chairman Robert R. (“Dob”) Bennett will assume the role of Chairman of the Board.

“Founding Liberty Media and serving as its Chairman has been among the most rewarding experiences of my professional life,” said John Malone, Chairman of Liberty Media. “With the successful simplification of our portfolio in recent years and our operating businesses in positions of strength, I believe it is an appropriate time to step back from certain of my obligations, and I am very pleased to have Dob Bennett, my partner and colleague of 35 years, stepping into the Chairman role. Dob has been involved in all key decisions throughout Liberty Media’s history, and I am confident that Liberty is well-positioned for the future. I look forward to remaining actively engaged as a large Liberty shareholder and a strategic advisor to our management and Board.”

“I want to thank John for more than three decades of partnership and mentorship. His legacy as a visionary business leader is without parallel and I am deeply grateful for his confidence. I speak for the entire Board in thanking John for his extraordinary leadership as our Chairman and for his continuing engagement as Chairman Emeritus,” said Dob Bennett, Vice Chairman of Liberty Media.

“I share Dob’s respect and appreciation for the privilege of working with John over the years and for the platform he built in Liberty,” said Derek Chang, President and CEO of Liberty Media. “We look forward to continuing to benefit from John’s partnership as a strategic voice and advisor as we pursue long-term value creation at Liberty Media and focus on sustained growth in our high-quality portfolio of assets.”

Mr. Bennett has been Vice Chairman of the Board since January 1, 2025, a director of Liberty Media since 1994 and a member of its Executive Committee for over 15 years. Mr. Bennett served as Liberty Media’s President and Chief Executive Officer from 1997 to 2005, prior to which he held other executive roles since joining Liberty Media as one of its founding executives in 1991.

Following Dr. Malone’s resignation, the Board will be composed of 8 directors effective January 1, 2026, 5 of whom will be independent. The Executive Committee of the Board will be comprised of Dob Bennett, Derek Chang and Chase Carey.

As of August 31, 2025, Dr. Malone beneficially owns approximately 241 thousand shares of Series A Formula One common stock, 2.364 million shares of Series B Formula One common stock and 2.515 million shares of Series C Formula One common stock, representing approximately 49.5% of the voting power of the Formula One common stock, as well as approximately 251 thousand shares of Series A Liberty Live common stock, 2.465 million shares of Series B Liberty Live common stock and 4.314 million shares of Series C Liberty Live common stock, representing approximately 48.9% of the voting power of the Liberty Live common stock.

As a reminder, Liberty Media will host a conference call to discuss results for the third quarter of 2025 on Wednesday, November 5th at 10:00am E.T. and will be holding its annual Investor Meeting on Thursday, November 20th with presentations via webcast beginning at approximately 12:30pm E.T. Interested participants should visit the Liberty Media website at https://www.libertymedia.com/investors/news-events/ir-calendar to register for both events.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in media, sports and entertainment businesses. Those businesses are attributed to two tracking stock groups: the Formula One Group and the Liberty Live Group. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) include Liberty Media’s subsidiaries Formula 1, MotoGP, Quint and other minority investments. The businesses and assets attributed to the Liberty Live Group (NASDAQ: LLYVA, LLYVK) include Liberty Media’s interest in Live Nation and other minority investments.

Liberty Media Corporation
Shane Kleinstein, 720-875-5432

Source: Liberty Media Corporation